UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2023

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane,
Rutland, Vermont	05701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	CWST	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2023, Casella Waste Systems, Inc. (the “Company”) entered into a first amendment (the “First Amendment”) and on February 9, 2023 the Company entered into a second amendment (the “Second Amendment”) to its Amended and Restated Credit Agreement dated as of December 22, 2021 (the “Existing Credit Agreement”) by and among the Company, its subsidiaries identified therein, Bank of America, N.A., as administrative agent, swing line lender, letter of credit issuer and lender, and the other financial institutions party thereto (as amended, the “Credit Agreement”). The Credit Agreement, under which the Company and its subsidiaries (subject to certain exceptions) are co-borrowers, provides for a term loan A facility in the principal amount of $350 million (the “Term Loan Facility”) and a revolving credit facility in the principal amount of up to $300 million, with a $75 million sublimit for letters of credit.

The First Amendment provides that, commencing in 2024, the interest rate margin applied for drawn and undrawn amounts under the Credit Agreement shall be separately adjusted based on the Company’s results on two sustainability related key performance indicator metrics (“KPI Metrics”). The first identified KPI Metric is increasing the resource solutions tonnage, as measured by metric tons of solid waste materials reduced, reused or recycled through the Company’s direct operations or with third parties in collaboration with customers. The second identified KPI Metric, related to the health and safety of the Company’s workers, is measured by the Company’s total recordable incident rate. Pursuant to the First Amendment, for each year commencing with the fiscal year ending December 31, 2023, upon the delivery by the Company of a certificate setting forth a calculation of the applicable interest rate adjustments and attaching a verification report from a qualified auditing or consulting firm, a sustainability interest rate adjustment may become effective to adjust the otherwise applicable interest rate margin. Each year, the interest rate margin for drawn amounts shall be separately adjusted for each KPI Metric to increase or decrease by up to 2.0 basis points (or to remain unchanged), and the commitment fee for undrawn amount shall be separately adjusted for each KPI Metric to increase or decrease by up to 0.5 basis points (or to remain unchanged). BofA Securities, Inc. and TD Securities (USA) LLC are designated as Sustainability Coordinators pursuant to the First Amendment.

The Second Amendment amends the Existing Credit Agreement to provide that loans under the Credit Agreement shall bear interest, at Casella’s election, at Term SOFR including a SOFR Adjustment of 10 basis points (“Term SOFR”), or a base rate, in each case, plus an applicable interest rate margin based on consolidated net leverage ratio, and plus or minus any sustainability rate adjustment. After giving effect to the First Amendment and Second Amendment, unless loans are made as or converted to base rate loans, loans under the Credit Agreement shall bear interest at Term SOFR, plus a margin based upon the Company’s consolidated net leverage ratio in the range of 1.125% to 2.125% per annum, plus a sustainability adjustment of up to positive or negative 4.0 basis point per annum, and a commitment fee on undrawn amounts will be charged on undrawn amounts at a rate of Term SOFR, plus a margin based upon the Company’s consolidated net leverage ratio in the range of 0.20% to 0.40% per annum, plus a sustainability adjustment of up to positive or negative 1.0 basis points per annum. The Company shall also pay a fronting fee for each letter of credit of 0.25% per annum. Interest under the Credit Agreement shall be subject to increase by 2.00% per annum during the continuance of a payment default and may be subject to increase by 2.00% per annum during the continuance of any other event of default.

The foregoing summary of the material terms of the First Amendment and the Second Amendment are qualified by their entirety by the complete text of the First Amendment and the Second Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Amendment set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Exhibit Description

10.1	First Amendment, dated as of February 9, 2023, to Amended and Restated Credit Agreement dated as of December 22, 2021, including Annex A to First Amendment.

10.2	Second Amendment, dated as of February 9, 2023, to Amended and Restated Credit Agreement dated as of December 22, 2021, including Annex A to Second Amendment.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.**

101.LAB	Inline XBRL Taxonomy Label Linkbase Document.**

101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document.**

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101).

**	Submitted Electronically Herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: February 10, 2023	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
President and Chief Financial Officer

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